BROOKFIELD TOTAL RETURN FUND INC.
Proxy Results (Unaudited)
May 31, 2014
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At the Annual Meeting of Stockholders of the Fund held on May 20, 2014, the stockholders voted on a proposal to elect a Director Nominee, Class II
Director or Class III Director to the Board of Directors of the Fund.  A
description of the proposal and the shares voted in favor, shared voted against and shares abstaining with respect to the proposal were as follows:

                               Shares Voted     Shares Voted    Shares Voted
                                     For           Against         Abstain
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1 To elect to the Fund's
    Board of Directors
    Louis P. Salvatore          11,790,952        234,425            -
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2 To elect to the Fund's
    Board of Directors
    Edward A. Kuczmarski        11,788,080        237,297            -
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3 To elect to the Fund's
    Board of Directors
    Jonathan C. Tyras           11,780,797        244,580            -
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